Exhibit 99.1

*PRESS RELEASE*

Contact:
Ralph E. “Gene” Coffman, Jr.
President and Chief Executive Officer
Poage Bankshares, Inc.
(606) 324-7196

Poage Bankshares, Inc. Completes Acquisition
of Commonwealth Bank, F.S.B., and Related Common Stock Offering

Ashland, KY; June 1, 2015 – Poage Bankshares, Inc. (“Poage”) (NasdaqCM “PBSK”), the holding company for Town Square Bank (“Town”), announced today it has completed its acquisition of Commonwealth Bank, F.S.B., Mt. Sterling, Kentucky, in a conversion merger transaction, effective May 31, 2015.

As a result of the conversion merger, Commonwealth converted from a federally-chartered mutual savings association to a federally-chartered stock savings association and immediately merged with and into Town, with Town as the resulting institution, and Poage sold 166,221 shares of common stock at a price of $12.73 per share to depositor and borrower members of Commonwealth in a subscription offering and to stockholders of Poage and members of the general public in a community offering.  Gross offering proceeds totaled approximately $2.1 million.  As a result of the stock offering, Poage had approximately 3,952,944 shares of common stock outstanding as of the close of business on May 31, 2015.  Commonwealth’s sole office, located in Mt. Sterling, Kentucky, has become a branch office of Town.

Information regarding the allocation of common stock in the subscription and community offerings may be obtained by contacting the Stock Information Center at 1-(877) 860-2086.  The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time.  Stock certificates for the shares purchased in the subscription and community offerings are expected to be mailed to purchasers on or about June 1, 2015.

Keefe, Bruyette & Woods, Inc. assisted Poage, on a best efforts basis, in selling its common stock in the subscription and community offerings and served as financial advisor to Poage in connection with the merger.  Luse Gorman, PC served as legal counsel to Poage.  Norton Rose Fulbright US LLP served as legal counsel to Commonwealth.

Poage Bankshares Inc. is the savings and loan holding company for Town Square Bank, a federally-chartered, FDIC-insured stock savings association.  Originally chartered in 1889, Town operates from nine offices in Boyd, Greenup, Jessamine, Montgomery and Lawrence Counties in Kentucky.  Town also operates a loan production office in Cincinnati, Ohio.

The shares of common stock of Poage are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

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